China Electronics Holdings, Inc. (OTCQB: CEHD) to Acquire Anhui E-Commerce Provider China Crazy Buy

LU'AN CITY, China, December 18, 2014 -- China Electronics Holdings, Inc. (OTCQB: CEHD) today announced that on December 18, 2014, through its wholly-owned subsidiary, Lu'An Guoying Electronic Sales Co., Ltd. (Guoying), entered into a Letter of Intent (LOI) with An Hui Da Yun Heng Tong E-Commerce Company, Ltd. ("Da Yun Heng Tong" or "China Crazy Buy"), to acquire its O2O (online to offline) and B2C (business to customer) e-commerce business focused on sale of locally produced, national branded and well-known agricultural products such as raw, packaged and cooked food, meat, beverage, fresh fruits and vegetables in the Anhui Province of China.

China Crazy Buy developed technologies and infrastructure in order to support and help local businesses, consisting of buyers, sellers, third-party service providers, small retail sellers and larger wholesale sellers, and to leverage the power of internet to establish an online presence and conduct commerce with both consumers and businesses. Mr. Hailong Liu, who is the CEO and Chairman of the Company and Guoying, is majority shareholder and Chairman of Board of China Crazy Buy.

Mr. Hailong Liu, Chairman of China Electronics Holdings, Inc., commented, "We’re thrilled to enter into this LOI to purchase China Crazy Buy’s growing Anhui-based e-commerce business. As mentioned in our previous release, the e-commerce market in China is huge. The cities, counties, towns and rural regions we are focused on servicing in Anhui are largely underserved and comprised of high young adult populations - leaving significant opportunity for growth. We look forward to completing this acquisition in 2015, and to generating greater return for the Company and our shareholders moving ahead.”

Pursuant to the LOI, at closing, Guoying plans to acquire 100% of the issued and outstanding capital stock of China Crazy Buy in consideration for the issuance of capital stock of the Company. The LOI has non-binding obligations. The transaction is subject to various conditions to closing, including satisfactory completion of due diligence, approval of the Company’s shareholders and definitive documentation. The Parties are entitled to terminate the LOI at any time by either mutual agreement of both parties, or at any Party's discretion if the contemplated transaction failed to close before March 30, 2015.  Upon completion, the Company will seek to engage in e-commerce business, although there can be no assurance that such efforts would be successful.

There can be no assurance that the transactions contemplated by the LOI will be consummated.  The LOI and this Current Report on Form 8-K do not constitute an offer to buy, or solicitation of an offer to sell, any securities of the Company and no offer or sale of such securities will be made in any jurisdiction where it would be unlawful to do so.

For more information on this announcement, please see the Form 8-K on file with the Securities and Exchange Commission.

About China Electronics Holdings

China Electronics Holdings, Inc., through its subsidiaries, is engaged in the retail and wholesale of consumer electronics and appliances to rural areas in Anhui Province in the People's Republic of China. The Company primarily offers solar heaters, refrigerators, air conditioners, and televisions, and manufactures and sells private label brand refrigerators. As of September 30, 2014,   the Company operated 1 company-owned store, 141 exclusive franchise stores under the Guoying brand name and 16 non-exclusive franchise stores in rural markets in Anhui Province. China Electronics Holdings, Inc. was founded in 2002 and is based in Lu'an City, Anhui Province, of the People's Republic of China.

Forward Looking Statements

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including, without limitation, anything relating or referring to plans for future business development activities, and are thus prospective, and are made in reliance upon the protections provided by such Acts for forward-looking statements. We have identified forward-looking statements by using words such as "expect," "believe," and "should." Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.